ENERGY CONVERSION DEVICES, INC. and SUBSIDIARY
                  COMPUTATION OF EARNINGS (LOSSES) PER SHARE



                                                   1999           1998           1997
                                                ----------     ----------     ----------
BASIC
     Weighted average number of shares
        outstanding                             13,019,657     11,116,619     10,729,802

     Net loss                                 $(13,777,589)  $(16,664,999)  $(17,954,612)

BASIC NET LOSS PER SHARE                      $      (1.06)  $      (1.50)  $      (1.67)
                                              =============  =============  =============

DILUTED
     Weighted average number of shares
         outstanding                            13,019,657     11,116,619     10,729,802
     Weighted average shares for dilutive
        securities                                       0              0              0
                                              ------------   ------------   ------------

          Average number of shares
               Outstanding and potential
                    dilutive shares             13,019,657     11,116,619     10,729,802

     Net loss                                 $(13,777,589)  $(16,664,999)  $(17,954,612)

DILUTED NET LOSS PER SHARE                      $    (1.06)    $    (1.50)    $    (1.67)
                                                ===========    ===========    ===========


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